CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 2, 2015 (except for the effects of the restatement described in Note 1 as to which the date is January 12, 2016), with respect to the consolidated balance sheets as of December 31, 2014 and 2013, and the related consolidated statements of earnings, comprehensive income, changes in stockholders’ equity, and cash flows for the years ended December 31, 2014 and 2013 included in the Annual Report of Nobilis Health Corp. on Form 10-K/A for the year ended December 31, 2014. We hereby consent to the incorporation by reference of said report in the Registration Statement on Form 10 (effective February 25, 2015) and the Registration Statement on Form S-8 (No. 333-204712) of Nobilis Health Corp.

Calvetti Ferguson
Houston, Texas
January 12, 2015